As filed with the Securities and Exchange Commission on January 3, 2025

Registration No. 333-267109

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

To

Form S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

VBI VACCINES INC.

(Exact Name of Registrant as Specified in Its Charter)

British Columbia, Canada	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

160 Second Street, Floor 3

Cambridge, MA 02142

(617) 830-3031

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jeffrey R. Baxter

President and Chief Executive Officer

VBI Vaccines Inc.

160 Second Street, Floor 3

Cambridge, MA 02142

(617) 830-3031

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒ Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Amendment”) relates to the Registration Statement on Form S-3 (File No. 333-267109) filed by VBI Vaccines Inc., a corporation governed by the laws of British Columbia (the “Company”), with the U.S. Securities and Exchange Commission (the “Commission”) on August 26, 2022 (the “Registration Statement”), which registered the offering, issuance and sale by the Company of up to $300,000,000 of its common shares, no par value per share (the “Shares”), warrants, units and the offering and resale by the selling shareholders identified therein from time to time in one or more offerings up to 3,012,363 Shares (collectively, the “Securities”), and removes from registration all Securities previously registered under the Registration Statement that remain unsold or otherwise unissued as of the date hereof.

Following the conclusion of the sale and investment solicitation process conducted under the supervision of the Ontario Superior Court of Justice (Commercial List) (the “Court”) and Ernst & Young Inc., as Court-appointed monitor of the Company and its subsidiaries (the “Monitor”), in connection with the restructuring proceedings (the “Restructuring Proceedings”) of the Company and its subsidiaries instituted on July 30, 2024 under the Companies’ Creditors Arrangement Act (Canada), on October 24, 2024, the Company, as well as certain of its subsidiaries, namely VBI Vaccines (Delaware) Inc. (“VBI DE”), Variation Biotechnologies Inc. (“VBI Canada”) and SciVac Ltd. (“SciVac”), entered into an acquisition agreement (as it may be amended from time to time, the “Acquisition Agreement”) with K2 VBI Equity Trust, LLC (the “Purchaser”), an affiliate of K2 HealthVentures LLC (“K2HV”), one of the secured creditors of the Company and the lender under the debtor-in-possession financing (the “DIP Loan”) implemented in connection with the Restructuring Proceedings.

Pursuant to the Acquisition Agreement, the Purchaser (or its nominee in respect of certain designated assets) acquired all or substantially all of the assets of the Company and its subsidiaries that are parties to the Acquisition Agreement, pursuant to (i) a reverse vesting order in respect of the Company and VBI Canada, whereby, among other things, (A) all of the issued and outstanding equity interests of the Company and VBI Canada, including the issued common shares of the Company that were previously listed on the Nasdaq Stock Market, were cancelled and redeemed by the Company or VBI Canada, as applicable, for no consideration, (B) shares of a newly created class of common shares were issued to the Purchaser in consideration for releasing the Company and its applicable subsidiaries from repayment of the aggregate amounts outstanding under the DIP Loan and the pre-existing loan and guarantee agreement among K2HV, as lender, and the Company and VBI DE, as borrowers, and (C) certain excluded assets and excluded liabilities of the Company, VBI DE and VBI Canada, including the equity interests beneficially held by the Company or its subsidiaries in Variation Biotechnologies (US), Inc., VBI Vaccines B.V., SciVac and SciVac Hong Kong Limited, were vested out in newly-incorporated special purpose vehicles (the “ResidualCos”) incorporated for the purposes of the transactions contemplated by the Acquisition Agreement; and (ii) a vesting order whereby the issued share of common stock of VBI DE were vested in the Purchaser, and certain assets of SciVac, VBI Canada, VBI DE and the Company were vested in VBI DE (or the Purchaser’s nominee) (collectively with the other transactions contemplated by the Acquisition Agreement, the “Transaction”).

The Transaction was completed on January 3, 2025, upon which the Purchaser became the beneficial owner of all the securities of the Company, VBI DE, VBI Canada and the ResidualCos, and such entities became wholly-owned direct or indirect subsidiaries of the Purchaser.

As a result of the Transaction, the Company has terminated any and all offerings of the Company’s securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement. In accordance with an undertaking made by the Company in Item 17(a)(3) of the Registration Statement to remove from registration, by means of a post-effective amendment, any of the Securities registered under the Registration Statement for issuance that remain unsold at the termination of the offering, the Company hereby amends the Registration Statement to remove from registration any and all of the Securities of the Company registered under the Registration Statement that remain unsold as of the date of this Amendment, and hereby terminates the effectiveness of the Registration Statement.

In addition, on September 6, 2024, Nasdaq filed a Form 25 with the Commission to remove the Shares from listing and registration on Nasdaq. The Company intends to file a Form 15 with the Commission to suspend its reporting obligations under the Securities Exchange Act of 1934, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, on January 3, 2025.

VBI VACCINES INC.

By:	/s/ Jeffrey R. Baxter
Jeffrey R. Baxter President and Chief Executive Officer

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.